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Exhibit 3.16

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CONCEPT AUTOMATION, INC. OF AMERICA

        Cheryl L. Barr hereby certifies that:

        ONE:    The original name of this company is Small Business Systems, Inc. and the date of filing the original Articles of Incorporation of this company with the Virginia State Corporation Commission was April 10, 1975.

        TWO:    She is the duly elected and acting Secretary of Concept Automation, Inc. of America, a Virginia corporation.

        THREE:    On May 12, 2003, the Board of Directors and the Sole Stockholder of Concept Automation, Inc. of America adopted resolutions to amend and restate the Articles of Incorporation. The Articles of Incorporation of this company are hereby amended and restated to read as follows:

I.

        The name of this company is Concept Automation, Inc. of America (the "Company".

II.

        The address of the registered office of this Company in the Commonwealth of Virginia is 11 S. 12th Street, P.O. Box 1463, City of Richmond, Zip Code 23218, and the name of the registered agent of this Corporation in the Commonwealth of Virginia at such address is Corporation Service Company, a foreign stock corporation authorized to transact business in Virginia.

III.

        The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

IV.

        A. The Company is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock which the Company is authorized to issue is Two Hundred Thousand (200,000) (the "Common Stock"). The Common Stock shall have a par value of one dollar ($1.00) per share.

* * * *

        FOUR:    These Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors the Company in accordance with 13.1-685 of the Virginia Stock Corporation Act.

        FIVE:    These Amended and Restated Articles of Incorporation were approved by the unanimous written consent of the sole stockholder of the Company. These Amended and Articles Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 13.1-657 of the Virginia Stock Corporation Act by the sole stockholder of the Company.

        IN WITNESS WHEREOF, CONCEPT AUTOMATION, INC. OF AMERICA has caused this Amended and Restated Articles of Incorporation to be signed by its Secretary this 12th day of May 2003.

Concept Automation, Inc. of America

Signature:	/s/ CHERYL L. BARR
Print Name:	Cheryl L. Barr
Title:	Secretary

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  Exhibit 3.16
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF CONCEPT AUTOMATION, INC. OF AMERICA